Exhibit 99.1

LIBERTY INTERACTIVE REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Englewood, Colorado, November 8, 2011 - Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) today reported third quarter results. Highlights include(1):

•	Grew consolidated QVC revenue by 6% with strength in Japan and Germany

◦	Adjusted OIBDA(2) increased 1%, excluding the effects of the new agreement with GE Capital Retail Bank and QVC Italy launch, adjusted OIBDA grew 2%

◦	Operating income decreased less than 1%, excluding the effects of the new agreement with GE Capital Retail Bank and QVC Italy launch, operating income grew 2%

•	Agreed to purchase additional 1.5 million shares of HSN, scheduled to close in the fourth quarter, which will increase ownership to 34%

•	Repurchased $173 million of Liberty Interactive stock from August 1st through October 31st, 2011

•	Reduced interest rate on the bank credit facility by 25 basis points due to the improved credit rating of QVC's senior secured debt by S&P

◦	During the quarter, QVC reduced bank debt by $160 million, decreasing leverage ratio to 1.5x

◦	Reduced bank leverage ratio will result in additional 25 basis point reduction at the end of November

“QVC continued to produce solid results, in a challenging macroeconomic environment with particularly strong performance in Japan and Germany,” stated Greg Maffei, Liberty Interactive President and CEO. “We were very pleased to complete the split-off of Liberty Capital and Liberty Starz on September 23rd, making Liberty Interactive a standalone company. And we took advantage of the soft equity markets and agreed to increase our stake in HSN and repurchased almost $173 million of Liberty Interactive stock.”

Liberty Interactive's revenue increased 8% to $2.1 billion and adjusted OIBDA increased 1% to $377 million, while operating income increased 2% to $224 million. The increase in revenue, adjusted OIBDA, and operating income for the quarter were primarily due to favorable results at QVC.

QVC
QVC's consolidated net revenue increased 6% in the third quarter to $1.9 billion, adjusted OIBDA increased 1% to $373 million and operating income declined slightly to $234 million.

“QVC achieved 6% consolidated net revenue growth including 2% growth in the US and 14% growth in our international markets,” stated Mike George, QVC President and CEO. “We saw continued strong growth in Germany, encouraging gains in Japan, and growing momentum in Italy. Excluding the previously discussed change in our QCard program with GE Capital Retail Bank, our adjusted OIBDA growth would have been up 2%, this on top of 8% in growth last year. Our eCommerce worldwide revenue grew 19% and now represents 30% of QVC's consolidated net revenue. Revenue from new customers grew 29% in the US, representing our highest growth rate since 2009. QVC remains focused on growing sales and gaining share in the current retail environment by offering differentiated and compelling products, engaging our customers on all the screens and devices they interact with daily, and expanding globally.”

QVC's domestic revenue increased 2% in the third quarter to $1.2 billion and adjusted OIBDA decreased 1% to $259 million compared to the third quarter 2010. Gross product revenue increased 5% compared to prior year third quarter, however, a 13% increase in average selling price from $48.30 to $54.49 and a 7% decline in units sold resulted in a decline in shipping and handling revenue bringing the overall revenue growth down to 2%. Our eCommerce revenue increased 16% to $422 million from $364 million in the third quarter and grew to 35% from 31% as a percentage of US sales. The product mix continued to show a steady growth in electronics, accessories, beauty and kitchen whereas jewelry sales declined. Overall, the US adjusted OIBDA margin decreased 71 basis points to 21.7% for the quarter. Excluding the previously disclosed August 2010 change in our QCard program with GE Capital Retail Bank which negatively impacted adjusted OIBDA by approximately $3 million for the quarter, the US adjusted OIBDA increased slightly and the adjusted OIBDA margin decreased 46 basis points in the third quarter. While the US achieved savings in freight and warehouse costs due to the decreased volume, these savings were more than offset by the decline in shipping and handling revenue previously mentioned.

QVC's international revenue increased 14% in the third quarter to $690 million from $604 million including the impact of favorable exchange rates in each of our markets. International adjusted OIBDA increased 6% to $114 million and adjusted OIBDA margins decreased 136 basis points for the quarter. QVC's international third quarter results include $11 million of adjusted OIBDA loss compared to a $9 million loss in the prior year related to QVC Italy operations that launched in October 2010. Excluding the effects of QVC Italy, international adjusted OIBDA would have increased 7% and adjusted OIBDA margins would have decreased 99 basis points for the quarter.

QVC UK's revenue decreased 4% in local currency in the third quarter due primarily to a decline in sales of our electronics and jewelry categories, partially offset by increased sales in home, apparel and accessories. QVC UK's average selling price in local currency decreased 1% and units sold remained consistent at 3.6 million for the third quarter. QVC UK's adjusted OIBDA decreased 8% in local currency and the adjusted OIBDA margin decreased 56 basis points due primarily to increased freight costs and higher programming distribution costs associated with their second channel, QVC Beauty Channel, partially offset by increased product margins and lower inventory obsolescence expense.

QVC Germany's revenue grew 8% in local currency in the quarter driven by increased sales of electronics, jewelry, beauty and nutrition product categories. QVC Germany's average selling price in local currency increased 5% for the third quarter and units sold increased 5%. QVC Germany's returns as a percent of gross product revenue increased 209 basis points from the prior period due in part to a product mix shift to higher return categories including jewelry. QVC Germany's adjusted OIBDA decreased 4% in local currency and the adjusted OIBDA margin decreased 197 basis points due to lower initial margins and increased inventory obsolescence, partially offset by favorable customer service costs. This decline in adjusted OIBDA was expected as QVC Germany experienced adjusted OIBDA growth of 25% in the third quarter of 2010.

QVC Japan's revenue grew 4% in local currency in the third quarter due to increased sales primarily in apparel. QVC Japan's market has rebounded after the tragic events experienced in March with positive sequential year over year growth achieved each month in the quarter. QVC Japan achieved growth of 16% in units sold for the quarter with the average selling price in local currency declining 10%. QVC Japan's adjusted OIBDA in local currency increased 3% and the adjusted OIBDA margin declined 51 basis points due to increased marketing expense primarily related to the naming rights to QVC Marine Field baseball stadium.

QVC Italy continues the trend upward with a 61% sequential sales growth over the second quarter of 2011 driven primarily by sales in the home and beauty product areas. QVC Italy continues to invest in a strong marketing campaign to build awareness and accelerate new customer acquisition, and continues to monitor these and other fixed costs as they leverage their cost structure.

QVC's outstanding bank and bond debt was $2.5 billion at September 30th, 2011.

eCommerce Businesses
In the aggregate, the eCommerce businesses increased revenue 25% to $247 million for the quarter. Adjusted OIBDA decreased 10% to $9 million for the quarter and operating income decreased $2 million to a $2 million loss. Revenue for the eCommerce businesses is seasonal due to certain holidays, which drive a significant portion of the eCommerce businesses' revenue. Third quarter revenue is generally lower, as compared to the other three quarters, due to fewer holidays. Each of the eCommerce businesses reported an increase in revenue for the quarter as a result of acquisitions, increased marketing efforts and increased conversion resulting from site optimization and broader inventory offerings. The decrease in adjusted OIBDA was primarily due to the result of further investment in marketing, personnel and technology for each of the consolidated businesses.

Share Repurchases
From August 1st, 2011 through October 31st, 2011, Liberty Interactive repurchased approximately 11.7 million Series A shares at an average cost per share of $14.80 for total cash consideration of $172.9 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty Interactive has repurchased approximately 124.3 million shares at an average cost per share of $19.57 for aggregate cash consideration of $2.4 billion. These repurchases represent approximately 17.7% of the shares outstanding at the time of creation of the Liberty Interactive stock. Currently, Liberty Interactive has approximately $567.2 million remaining under its stock repurchase authorization.

Liberty Interactive holds controlling interests in companies that are engaged in, video and on-line commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and Right Start, and also owns interests in HSN, Tree.com, Interval Leisure Group, Expedia and Lockerz.

FOOTNOTES

1)
Liberty Interactive Corporation's President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 10:30 a.m. (ET) on November 8th, 2011. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE CORPORATION FINANCIAL METRICS

(amounts in millions)	3Q10	3Q11	% Change
Revenue
QVC
US	$1,167	1,196	2%
International	604	690	14%
Total QVC Revenue	1,771	1,886	6%
eCommerce businesses	197	247	25%
Total Liberty Interactive Revenue	1,968	2,133	8%

Adjusted OIBDA
QVC
US	$261	259	(1)%
International	108	114	6%
Total QVC Adjusted OIBDA	369	373	1%
eCommerce businesses	10	9	(10)%
Corporate and other	(6)	(5)	17%
Total Liberty Interactive Adjusted OIBDA	373	377	1%

Operating Income
QVC
US	$159	159	—%
International	76	75	(1)%
Total QVC Operating Income	235	234	—%
eCommerce businesses	—	(2)	NM
Corporate and other	(15)	(8)	47%
Total Liberty Interactive Operating Income	220	224	2%

QVC OPERATING METRICS

(amounts in millions except average sale price amounts)	3Q10	3Q11	% Change
QVC - US
Revenue	$1,167	1,196	2%
Adjusted OIBDA	$261	259	(1)%
Adjusted OIBDA margin	22.37%	21.66%	-71 bps
Average sale price (ASP)	$48.30	54.49	13%
Units sold	26.19	24.44	(7)%
eCommerce % of US revenue	31.2%	35.3%	410 bps
Return rate	18.81%	19.91%	-110 bps

QVC - UK
Revenue	$148	147	(1)%
Adjusted OIBDA	$25	24	(4)%
Adjusted OIBDA margin	16.89%	16.33%	-56 bps
Average sale price (ASP)	£27.85	27.66	(1)%
Units sold	3.64	3.60	(1)%

QVC - Germany
Revenue	$213	252	18%
Adjusted OIBDA	$38	40	5%
Adjusted OIBDA margin	17.84%	15.87%	-197 bps
Average sale price (ASP)	€34.68	36.56	5%
Units sold	6.12	6.45	5%

QVC - Japan
Revenue	$243	281	16%
Adjusted OIBDA	$54	61	13%
Adjusted OIBDA margin	22.22%	21.71%	-51 bps
Average sale price (ASP)	¥6,944	6,267	(10)%
Units sold	3.29	3.81	16%

QVC - Italy
Revenue	$ --	10	NM
Adjusted OIBDA	$(9)	(11)	(22)%
Adjusted OIBDA margin	-- %	NM	NM
Average sale price (ASP)	€ --	31.98	NM
Units sold	--	0.2	NM

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30th, 2011 to the same period in 2010.

On September 23rd, 2011, Liberty Interactive completed the split-off of a wholly owned subsidiary, Liberty Media Corporation ("LMC") (formerly known as Liberty CapStarz, Inc. and prior thereto known as Liberty Splitco, Inc.) (the "Split-Off"). At the time of the Split-Off, LMC owned all the assets, businesses and liabilities previously attributed to the Liberty Capital and Liberty Starz tracking stock groups. The Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive for all of the common stock of LMC. This transaction has been accounted for at historical cost due to the pro rata nature of the distribution.

Following the Split-Off, Liberty Interactive and LMC operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Split-Off, Liberty Interactive and LMC entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement. Certain prior period amounts have been reclassified for comparability with the current presentation.

The following financial information is intended to supplement Liberty Interactive's consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	6/30/2011	9/30/2011
Expedia(1)	2,007	1,782
HSN(1)	610	613
Interval Leisure Group and Tree.com(1)	242	236
Non Strategic Public Holdings(2)	1,258	1,019
Total Liberty Interactive	4,117	3,650

(1)
Represents fair value of Liberty Interactive's investments. In accordance with GAAP, Liberty Interactive accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)	Represents Liberty Interactive's non-strategic public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2011	9/30/2011
Cash and liquid investments(1)	1,360	985
Less: Short-term marketable securities	48	89
Total Liberty Interactive Cash (GAAP)	1,312	896

Debt:
Senior notes and debentures(2)	1,115	1,100
Senior exchangeable debentures(3)	3,086	2,967
QVC senior notes(2)	2,000	2,000
QVC bank credit facility	611	459
Other	65	85
Total Liberty Interactive Debt	6,877	6,611
Unamortized discount	(22)	(21)
Fair market value adjustment	(425)	(541)
Total Liberty Interactive Debt (GAAP)	6,430	6,049

(1)
Includes $48 million and $89 million of short-term marketable securities with an original maturity greater than 90 days as of June 30th, 2011 and September 30th, 2011, respectively, which are included as other current assets on Liberty Interactive's balance sheet.

(2)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)	Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount or fair market value adjustment.

Cash and liquid investments decreased $375 million, primarily due to debt payments, stock repurchases and capital expenditures. These cash outflows were partially offset by cash flow from operations at QVC. Total debt decreased by $266 million, due to $160 million of debt repayments on the QVC bank credit facility, $118 million of debt repurchases of the 3.25% exchangeable senior debentures due 2031, and $15 million of debt repurchases on the 5.7% senior notes due 2013. These repayments and repurchases were partially offset by a new capital lease for QVC Germany.

Important Notice: Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) President and CEO, Gregory B. Maffei will discuss Liberty Interactive's earnings release in a conference call which will begin at 10:30 a.m. (ET) on November 8th, 2011. The call can be accessed by dialing (888) 397-5338 or (719) 325-2354 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 12:30 p.m. (ET) November 15th, 2011, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 6524133#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on the Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product offerings, the continuation of our stock repurchase program, our upcoming purchase of HSN stock and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-Q and Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty Interactive's condensed consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the largest privately held business (QVC) owned by Liberty Interactive at September 30th, 2011, which Liberty Interactive has identified as its sole reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity or group to that entity's or group's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q10	4Q10	1Q11	2Q11	3Q11
Liberty Interactive
QVC
Revenue - US	1,167	1,719	1,192	1,232	1,196
Revenue - International	604	802	643	666	690
Revenue - Total	1,771	2,521	1,835	1,898	1,886
Adjusted OIBDA - US	261	364	260	305	259
Adjusted OIBDA - International	108	169	103	113	114
Adjusted OIBDA - Total	369	533	363	418	373
Operating income - US	159	261	159	204	159
Operating income - International	76	132	66	77	75
Operating income - Total	235	393	225	281	234
Gross margin - US	35.9%	33.1%	35.1%	37.5%	35.7%
Gross margin - International	37.4%	37.7%	36.9%	38%	36.7%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's or group's operating income, as determined under GAAP. Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization, restructuring and impairment charges and gains on legal settlements that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30th, 2010, December 31st, 2010, March 31st, 2011, June 30th, 2011 and September 30th, 2011, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q10	4Q10	1Q11	2Q11	3Q11
Liberty Interactive
Adjusted OIBDA	373	564	378	450	377
Depreciation and amortization	(141)	(150)	(149)	(148)	(151)
Stock compensation expense	(12)	(18)	(16)	(14)	(2)
Operating Income	220	396	213	288	224

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity's or group's operating income (loss) calculated in accordance with GAAP for the three months ended September, 30th, 2010, December 31st, 2010, March 31st, 2011, June 30th, 2011 and September 30th, 2011, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q10	4Q10	1Q11	2Q11	3Q11
Liberty Interactive
QVC
QVC US adjusted OIBDA	261	364	260	305	259
QVC UK adjusted OIBDA	25	43	21	26	24
QVC Germany adjusted OIBDA	38	71	49	41	40
QVC Japan adjusted OIBDA	54	69	43	59	61
QVC Italy adjusted OIBDA	(9)	(14)	(10)	(13)	(11)
QVC International adjusted OIBDA	108	169	103	113	114

Total QVC adjusted OIBDA	369	533	363	418	373
Depreciation and amortization	(129)	(136)	(134)	(131)	(133)
Stock compensation expense	(5)	(4)	(4)	(6)	(6)
Operating Income	235	393	225	281	234

eCommerce Businesses
Adjusted OIBDA	10	47	29	36	9
Depreciation and amortization	(12)	(15)	(16)	(16)	(17)
Stock compensation expense	2	(4)	(5)	(1)	6
Operating Income (Loss)	—	28	8	19	(2)

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET - (unaudited)

	9/30/2011	12/31/2010
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$896	1,353
Trade and other receivables, net	648	885
Inventory, net	1,205	1,069
Other current assets	177	85
Assets of discontinued operations - current	—	3,163
Total current assets	2,926	6,555

Investments in available-for-sale securities and other cost investments	1,022	1,110
Investments in affiliates, accounted for using the equity method	1,066	949
Property and equipment, at cost	1,926	1,777
Accumulated depreciation	(847)	(739)
	1,079	1,038
Intangible assets not subject to amortization:
Goodwill	5,987	5,983
Trademarks	2,518	2,513
	8,505	8,496
Intangible assets subject to amortization, net	2,344	2,595
Other assets, at cost, net of accumulated amortization	83	87
Assets of discontinued operations	—	5,770
Total assets	$17,025	26,600

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$586	630
Accrued liabilities	606	768
Payable to Liberty Media	44	85
Current portion of debt	1,211	493
Deferred income tax liabilities	854	152
Other current liabilities	145	231
Liabilities of discontinued operations - current	—	2,380
Total current liabilities	3,446	4,739

Long-term debt, including $2,426 million and $2,506 million measured at fair value	4,838	5,970
Long-term financial instruments	76	86
Deferred income tax liabilities	1,870	2,709
Other liabilities	199	244
Liabilities of discontinued operations	—	1,410
Total liabilities	10,429	15,158

Equity:
Total stockholders' equity	6,481	11,313
Noncontrolling interests in equity of subsidiaries	115	129
Total equity	6,596	11,442

Commitments and contingencies
Total liabilities and equity	$17,025	26,600

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - (unaudited)

	Three months ended		Nine months ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
	amounts in millions
REVENUE:
Net retail sales	$2,133	1,968	6,537	6,046

OPERATING COSTS AND EXPENSES:
Cost of sales (exclusive of depreciation shown separately below)	1,364	1,254	4,139	3,832
Operating	209	186	621	562
Selling, general and administrative, including stock-based compensation	185	167	604	519
Depreciation and amortization	151	141	448	421
	1,909	1,748	5,812	5,334
Operating income	224	220	725	712

OTHER INCOME (EXPENSE):
Interest expense	(105)	(166)	(326)	(502)
Share of earnings (losses) of affiliates, net	62	36	119	93
Realized and unrealized gains (losses) on financial instruments, net	(91)	(89)	(61)	(14)
Gains (losses) on dispositions, net	—	30	—	216
Other, net	(9)	5	12	(41)
	(143)	(184)	(256)	(248)
Earnings (loss) from continuing operations before income taxes	81	36	469	464
Income tax (expense) benefit	(56)	66	(186)	(78)
Earnings (loss) from continuing operations	25	102	283	386
Earnings (loss) from discontinued operations, net of taxes	(32)	92	378	248
Net earnings (loss)	(7)	194	661	634
Less net earnings (loss) attributable to the noncontrolling interests	12	15	34	29
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$(19)	179	627	605
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders:
Liberty Capital common stock	$(90)	26	211	(34)
Liberty Starz common stock	58	48	177	166
Liberty Interactive common stock	13	105	239	473
	(19)	179	627	605

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS - (unaudited)

	Nine months ended
	9/30/2011	9/30/2010
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$661	634
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	(248)
Depreciation and amortization	448	421
Stock-based compensation	32	49
Cash payments for stock-based compensation	(2)	(20)
Noncash interest expense	6	86
Share of (earnings) losses of affiliates, net	(119)	(93)
Cash receipts from returns on equity investments	15	14
Realized and unrealized (gains) losses on financial instruments, net	61	14
(Gains) losses on disposition of assets, net	—	(216)
Deferred income tax expense (benefit)	(61)	(8)
Other noncash charges (credits), net	(10)	23
Changes in operating assets and liabilities
Current and other assets	106	561
Payables and other liabilities	(243)	(147)
Net cash provided (used) by operating activities	516	1,070

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	459
Proceeds from settlement of financial instruments, net	—	(31)
Capital expended for property and equipment	(192)	(176)
Net sales (purchases) of short term investments	(89)	—
Other investing activities, net	(21)	(45)
Net cash provided (used) by investing activities	(302)	207

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	195	2,999
Repayments of debt	(673)	(4,518)
Repurchases of Liberty Interactive common stock	(87)	—
Other financing activities, net	(50)	(88)
Net cash provided (used) by financing activities	(615)	(1,607)

Effect of foreign currency exchange rates on cash	(7)	9
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	304	301
Cash provided (used) by investing activities	(104)	145
Cash provided (used) by financing activities	(264)	(1,429)
Change in available cash held by discontinued operations	15	548
Net cash provided (used) by discontinued operations	(49)	(435)

Net increase (decrease) in cash and cash equivalents	(457)	(756)
Cash and cash equivalents at beginning of period	1,353	1,955

Cash and cash equivalents at end of period	$896	1,199